EXHIBIT 99.1
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[GRAPHIC OMITTED]
[LOGO - THE VENETIAN
        RESORT o HOTEL o CASINO]

                                                                   PRESS RELEASE

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For Immediate Release                             Contact:       David Friedman
June 3, 2003                                                     702/733-5502


                       VENETIAN RESPONDS TO BOVIS VERDICT

LAS VEGAS, NEVADA - On June 3, 2003, the jury in the matter of In Re Venetian Lien Litigation, Master Case No. A397391, Individual Case No. A406590, District Court, Clark County, Nevada, returned a verdict awarding Lehrer McGovern Bovis, Inc. ("LMB") and its subcontractors approximately $44 million in additional costs related to the construction of the Venetian Casino Resort. Venetian Casino Resort, LLC, the owner of the Venetian Casino Resort (the "Venetian") was awarded approximately $2 million for defective work that was performed by LMB and its subcontractors.

"Notwithstanding the jury's significant reduction in LMB's claims, Venetian is disappointed by the verdict and believes that it is unsupported by the evidence and incorrect as a matter of law" said David Friedman, Assistant to the Chairman of the Board of Venetian. "We are considering our appeal rights in both federal and state court, post trial motions, and the finality of the verdict in light of ongoing arbitration proceedings in which LMB and Venetian are still resolving cost and schedule issues related to the construction" he added. These issues will likely be the subject of a hearing on June 17, 2003 ordered by the Court following this morning's verdict.

The $44 million verdict in favor of LMB, if approved by the Court as a final judgment, would be in satisfaction of the approximate $140 million in lien claims filed by LMB in the Summer of 1999, the approximate $160 million in lien claims filed by LMB's subcontractors, and the approximate $450 million in lien bonds filed by Venetian in 1999 to discharge those liens.

FORWARD-LOOKING STATEMENTS

The matters described in this press release contain forward-looking statements that are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve a number of risks, uncertainties or other factors beyond the Company's control, which may cause material differences in actual results, performance or other expectations. These factors include, but are not limited to general economic conditions, competition, new ventures, government regulation, legalization of gaming, interest rates, future terrorist acts, insurance, and other factors detailed in the reports filed by Las Vegas Sands, Inc. with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date thereof. Venetian assumes no obligation to update such information.


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